UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 20, 2009

Altus Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-51711	04-3573277
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 Wyman Street, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-373-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2009, Altus Pharmaceuticals Inc. ("Altus") and Cystic Fibrosis Foundation Therapeutics, Inc. ("CFFTI") entered into a letter agreement (the "Letter Agreement") and a license agreement (the "License Agreement") terminating the Strategic Alliance Agreement dated as of February 22, 2001 between the parties (the "Alliance Agreement"). Under the terms of the License Agreement, Altus assigned the Trizytek trademark and certain patent rights to CFFTI and granted CFFTI an exclusive, worldwide, royalty-bearing license to use certain other intellectual property owned or controlled by Altus to develop, manufacture and commercialize any product using, in any combination, the three active pharmaceutical ingredients which comprise Trizytek. In these agreements, Altus also agreed to assist CFFTI with a transition of on-going development and regulatory activities and clinical trials relating to Trizytek through March 27, 2009, after which CFFTI will be responsible for future development activities. In exchange, CFFTI agreed to release Altus from all obligations and liabilities resulting from the Alliance Agreement, and to pay Altus a percentage of any proceeds CFFTI realizes associated with respect to any rights licensed or assigned to CFFTI under the License Agreement.

The foregoing is a summary description of certain terms of the Letter Agreement and the License Agreement. Altus intends to file the Letter Agreement and the License Agreement as exhibits to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2009.

Item 1.02 Termination of a Material Definitive Agreement.

As noted above, the Alliance Agreement was terminated in connection with the entry into the License Agremeent by the parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altus Pharmaceuticals Inc.

February 25, 2009	By:	Jonathan I. Lieber

Name: Jonathan I. Lieber
Title: Senior Vice President, Chief Financial Officer and Treasurer